Exhibit 99.1

MIDDLESEX WATER ANNOUNCES 2021

FOURTH QUARTER AND YEAR END RESULTS

ISELIN, NJ, (February 25, 2022) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) today announced financial results for the fourth quarter and year ended December 31, 2021.

2021 OPERATING RESULTS

Consolidated operating revenues increased to $143.1 million for the year ended December 31, 2021, up $1.5 million from 2020. The increase in operating revenues is primarily due to customer growth and increased water consumption related to higher demand from residential customers in our Delaware water systems and a full year of revenues from our contract to operate and maintain the Highland Park, New Jersey water and wastewater systems.

Operation and maintenance expenses for the year ended December 31, 2021 increased to $73.7 million, an increase of $2.9 million from the same period in 2020. Higher weather related main break activity in the Middlesex system during the winter months drove $0.5 million in additional costs. Other factors contributing to the increase were labor, business insurance premiums, transportation fuel prices and outside consulting services prompted by higher utility regulatory activity, including compliance with America’s Water Infrastructure Act of 2018.

Depreciation expense for the year ended December 31, 2021 increased to $21.1 million, an increase of $2.6 million from the same period in 2020 resulting from a higher level of utility plant in service, including the completion of a major upgrade at our largest water treatment plant in New Jersey.

Net income for the year decreased $1.9 million to $36.5 million, compared to $38.4 million in 2020. Earnings applicable to common stock for the year ended December 31, 2021 were $36.4 million, or $2.07 per share on a fully diluted basis, compared to $38.3 million or $2.18 per diluted share for the same period in 2020.

“We had been at the end of our historical ratemaking cycle in 2021 in light of significant capital investments over the past several years. These investments were acknowledged by our New Jersey regulators through a rate increase effective in January 2022. We remained focused on our major capital construction program in 2021 as evidenced by the completion of our new ozone treatment facility at our largest treatment plant in New Jersey. Having that facility in place positions us to better manage capacity and water quality and is integral in helping to ensure resilience in the face of climate and other operational anomalies. In addition, we continue to make progress in rehabilitating our New Jersey wellfield treatment facility to comply with new regulatory water quality requirements for groundwater in New Jersey. The strategic execution of these projects, our annual RENEW Program and our most recent announcement of our Lead Service Line Replacement initiative are all means by which Middlesex Water is working to further enhance drinking water quality and preserve and protect public health, while simultaneously driving shareholder value” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll.

FOURTH QUARTER 2021 RESULTS

For the three month period ended December 31, 2021, operating revenues were $34.0 million, down from $34.6 million for the same period in 2020. Operations and maintenance expenses were $18.4 million, up from $18.0 million for the same period in 2020. Net income decreased to $7.2 million from $8.3 million for the same period in 2020.

QUARTERLY DIVIDEND DECLARED

As previously announced in January 2022, the Board of Directors of Middlesex Water Company declared a quarterly cash dividend of $0.29 per common share payable on March 1, 2022 to shareholders of record as of February 14, 2022. The Company has paid cash dividends continually since 1912 and increased its dividend for the forty-ninth consecutive year in 2021.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. Middlesex is focused on meeting the needs of our employees, customers, and shareholders.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more about Middlesex Water, visit https://www.middlesexwater.com

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available.  This information is based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein.  Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees.” Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based.  There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

MIDDLESEX WATER COMPANY

CONSOLIDATED STATEMENTS OF INCOME

 (In thousands except per share amounts)

	Years Ended December 31,		Quarters Ended December 31,
	2021	2020	2021	2020

Operating Revenues	$143,141	$141,592	$34,025	$34,626

Operating Expenses:
Operations and Maintenance	73,671	70,796	18,406	18,035
Depreciation	21,109	18,472	5,586	4,674
Other Taxes	15,150	14,904	3,694	3,586

Total Operating Expenses	109,930	104,172	27,686	26,295

Operating Income	33,211	37,420	6,339	8,331

Other Income (Expense):
Allowance for Funds Used During Construction	2,653	4,016	278	1,146
Other Income (Expense), net	3,305	363	994	(801)

Total Other Income, net	5,958	4,379	1,272	345

Interest Charges	8,114	7,493	2,204	1,972

Income before Income Taxes	31,055	34,306	5,407	6,704

Income Taxes	(5,488)	(4,119)	(1,830)	(1,603)

Net Income	36,543	38,425	7,237	8,307

Preferred Stock Dividend Requirements	120	120	30	30

Earnings Applicable to Common Stock	$36,423	$38,305	$7,207	$8,277

Earnings per share of Common Stock:
Basic	$2.08	$2.19	$0.42	$0.47
Diluted	$2.07	$2.18	$0.41	$0.47